                                                                  Exhibit (a)(1)

                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                            GRC INTERNATIONAL, INC.

                                       at

                              $15.00 NET PER SHARE

                                       by

                                LMN CORPORATION

                          a wholly owned subsidiary of

                                   AT&T CORP.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
              EASTERN TIME, ON MONDAY, MARCH 20, 2000, UNLESS THE
                               OFFER IS EXTENDED.

     A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (II) THROUGH
(III). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

                      ------------------------------------

                      The Dealer Manager for the Offer is:
                                LEHMAN BROTHERS

     February 22, 2000

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Summary of the Offer.............................................   ii
Introduction.....................................................    1
 1.  Terms of the Offer..........................................    2
 2.  Acceptance for Payment and Payment..........................    4
 3.  Procedures for Accepting the Offer and Tendering Shares.....    5
 4.  Withdrawal Rights...........................................    7
 5.  Material Federal Income Tax Consequences....................    8
 6.  Price Range of the Shares; Dividends........................    8
 7.  Possible Effects of the Offer on the Market for the Shares;
     New York Stock Exchange Listing; Securities Exchange Act
     Registration; Margin Regulations............................    9
 8.  Certain Information Concerning GRC International............   10
 9.  Certain Information Concerning AT&T and the Purchaser.......   11
10.  Background of the Offer; Contacts with GRC International....   12
11.  Purpose of the Offer; the Merger Agreement; the Stockholder
     Agreements; Statutory Requirements; Appraisal Rights; Plans
     for GRC International.......................................   14
12.  Source and Amount of Funds..................................   26
13.  Dividends and Distributions.................................   26
14.  Conditions of the Offer.....................................   27
15.  Legal Matters; Required Regulatory Approvals................   29
16.  Fees and Expenses...........................................   31
17.  Miscellaneous...............................................   32

     Schedule I -- Directors and Executive Officers of AT&T and the Purchaser

                              SUMMARY OF THE OFFER

PRINCIPAL TERMS

     - AT&T Corp. through its wholly owned subsidiary is offering to buy all outstanding shares of GRC International, Inc. common stock. The tender price is $15.00 per share, in cash. Tendering stockholders will not have to pay brokerage fees or commissions.

     - The offer is the first step in our plan to acquire all of the outstanding GRC International shares, as provided in our merger agreement with GRC International. If the offer is successful, we will acquire any remaining GRC International shares in a later merger for $15.00 per share in cash. GRC International stockholders will not have appraisal rights in the tender offer, however they will have appraisal rights in the merger.

     - The offer will expire at 12:00 midnight, Eastern time, on Monday, March 20, 2000, unless we extend the offer. We have agreed with GRC International that we will extend the offer until 5:00 p.m., Eastern time, on March 27, 2000, unless another party commences a competing tender offer for the GRC International shares that expires on or before March 27, 2000, in which case we have agreed to extend the offer until 5:00 p.m., Eastern time, on the business day before the competing tender offer is initially scheduled to expire.

     - If we are required to extend the offer under the circumstances described above or if we otherwise decide to extend the offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern time, on the first business day after the previously scheduled expiration of the offer.

GRC INTERNATIONAL BOARD RECOMMENDATION

     - The board of directors of GRC International has unanimously approved the offer, the merger and the merger agreement and determined that the terms of each are advisable, fair to, and in the best interests of, GRC International and its stockholders, and recommends that stockholders of GRC International accept the offer and tender their shares pursuant to the offer.

CONDITIONS

     We are not required to complete the offer unless:

     - we receive U.S. federal antitrust clearance for the acquisition,

     - at least a majority of the outstanding GRC International shares (assuming exercise of all outstanding stock options and warrants) are validly tendered and not withdrawn prior to the expiration of the offer.

     Other conditions to the offer are described on pages 27 through 29. The offer is not conditioned on AT&T obtaining financing.

PROCEDURES FOR TENDERING

     If you wish to accept the offer, this is what you must do:

     - If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in the offer for book-entry transfer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the letter of transmittal and on pages 5 through 7 of this document.

     - If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed notice of guaranteed delivery. Please call our information agent, Georgeson Shareholder Communications Inc., at 800-223-2064 for assistance. See page 6 for further details.

     - If you hold your shares through a broker or bank, you should contact your broker or bank and give instructions that your shares be tendered.

WITHDRAWAL RIGHTS

     - If, after tendering your shares in the offer, you decide that you do NOT want to accept the offer, you can withdraw your shares by instructing the depositary before the offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See pages 7 through 8 for further details.

NO SUBSEQUENT OFFERING PERIOD

     - We have agreed not to provide a subsequent offering period during which GRC International stockholders who do not tender in the offer would have another opportunity to tender at the same price. Those stockholders will have to wait until after the merger is completed to receive their cash consideration.

STOCKHOLDER AGREEMENTS

     - We have entered into separate agreements with two significant stockholders of GRC International. In these agreements, the stockholders have agreed to tender their GRC International shares in the offer. The shares covered by the stockholder agreements represent over 25% of the outstanding GRC International shares. See pages 22 through 23 for further details.

RECENT GRC INTERNATIONAL TRADING PRICES; SUBSEQUENT TRADING

     - The closing price for GRC International common stock was:

       $13 3/8 on February 11, 2000, the last full trading day before we announced the execution of the merger agreement with GRC International, and

        $14 3/4 on February 18, 2000, the last trading day before the printing of these materials.

     Before deciding whether to tender, you should obtain a current market quotation for the shares.

     - If the offer is successful, we expect the GRC International shares to continue to be traded on the New York Stock Exchange until the time of the merger, although we expect trading volume to be below its pre-offer level.

FURTHER INFORMATION

     - If you have questions about the offer, you can call:

Our Information Agent:
  GEORGESON SHAREHOLDER COMMUNICATIONS
     INC.
       Banks and brokers call collect:     (212)440-9800
       All others call toll free:          (800)223-2064

Our Dealer Manager:
  LEHMAN BROTHERS INC.
       Call collect:                       (212)526-9611 or
                                           (212)526-2660

To:  All Holders of Shares of Common Stock of GRC International, Inc.

                                  INTRODUCTION

     LMN Corporation (the "Purchaser"), a wholly owned subsidiary of AT&T Corp., is offering to purchase all outstanding shares of common stock of GRC International, Inc. at a purchase price of $15.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer"). As used in this document, the term "Share" means a share of GRC International common stock.

     You will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to you. See Section 3. We will pay all charges and expenses of Lehman Brothers Inc., as Dealer Manager, EquiServe, as Depositary, and Georgeson Shareholder Communications Inc., as Information Agent, incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF GRC INTERNATIONAL HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED BELOW) AND THE MERGER AGREEMENT (AS DEFINED BELOW) AND HAS DETERMINED THAT THE TERMS OF EACH ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, GRC INTERNATIONAL AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     We are not required to purchase any Shares unless at least a majority of the outstanding Shares (assuming exercise of all stock options and warrants and the conversion or exchange of all securities convertible or exchangeable into Shares) are validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). We reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission and the prior written consent of GRC International), which we presently have no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase a smaller number of Shares. The Offer is also subject to certain other terms and conditions. See Sections 1, 14, and 15 below.

     We are making the Offer under the Agreement and Plan of Merger, dated as of February 14, 2000 (the "Merger Agreement"), among GRC International, AT&T and the Purchaser. Following the consummation of the Offer and the satisfaction or waiver of certain conditions, GRC International will merge with the Purchaser (the "Merger"), with GRC International continuing as the surviving corporation. In the Merger, each outstanding Share that is not owned by us or GRC International (other than Shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $15.00 net in cash, without interest, or any higher price paid per Share in the Offer (the "Merger Consideration"). Section 11 below contains a more detailed description of the Merger Agreement. Section 5 below describes the principal federal income tax consequences of the sale of Shares in the Offer and the Merger.

     Banc of America Securities LLC, GRC International's financial advisor, has delivered to the Board of Directors of GRC International a written opinion that, as of the date of the Merger Agreement, the per Share consideration to be received by the stockholders of GRC International in the Offer and the Merger was fair from a financial point of view to such stockholders. A copy of the Banc of America Securities opinion is included with GRC International's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed with this document, and stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Banc of America Securities.

     Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger Agreement will be approved by GRC International's stockholders. See Section 11.

     GRC International has advised us that, to its knowledge, all of its executive officers and directors intend to tender all Shares that they own of record or beneficially in the Offer (other than Shares that they have the right to purchase by exercising stock options and Shares, if any, that if tendered would cause them to incur liability under the short-swing profits provisions of the Securities Exchange Act).

     GRC International has informed us that, as of January 31, 2000 there were 12,485,268 Shares issued and outstanding and 2,426,442 Shares reserved for issuance upon the exercise of outstanding stock options and warrants.

     THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF THE CONDITIONS DESCRIBED IN SECTION 14 BELOW. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, MARCH 20, 2000, UNLESS WE EXTEND IT.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 of this Offer to Purchase on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, Eastern time, on Monday, March 20, 2000. We have agreed with GRC International that we will extend the Offer until 5:00 p.m., Eastern time, on March 27, 2000, unless another party commences a competing tender offer for the GRC International shares that expires on or before March 27, 2000, in which case we have agreed to extend the Offer until 5:00 p.m., Eastern time, on the business day before the competing tender offer is initially scheduled to expire. In addition, GRC International has the right to require that we extend the period of time for which the Offer is open, but only until April 17, 2000, if the Merger Agreement has not been terminated and at the then-scheduled expiration date of the Offer any of the conditions to the Offer described in
Section 14, other than the Minimum Condition, has not been satisfied or waived, and if at the time of such extension any such condition is reasonably capable of being satisfied and the failure of any such condition to be satisfied is not the result of a willful breach by GRC International of any of its covenants and agreements contained in the Merger Agreement. We may also, in our sole discretion, extend the period of time for which the Offer is open if at the then-scheduled expiration date any of the Offer conditions are not satisfied or waived and may also extend the Offer for any period required by applicable rules, regulations, interpretations or positions of the SEC or its staff applicable to the Offer or for any period required by applicable law. If we extend the Offer under any of these circumstances, the term "Expiration Date" will mean the time and date at which the Offer, as so extended, will expire.

     Upon the terms and subject to the conditions of the Offer, we will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. If at the Expiration Date, the conditions to the Offer described in Section 14 have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, we may extend the Expiration Date for an additional period or periods of time by giving oral or written notice of the extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw Shares. See
Section 4.

     Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, we also reserve the right, in our sole discretion, at any time or from time to time, to: (a) delay purchase of or, regardless of whether we previously purchased any Shares, payment for any Shares pending receipt of any regulatory or governmental approvals specified in Section 15; (b) terminate the Offer (whether or not any Shares have previously been purchased) if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14; and (c) except as set forth in the Merger Agreement, waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and, other than in the case of any waiver, by making a public announcement thereof. We acknowledge (a) that Rule 14e-1(c) under the Securities Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that we may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

     The rights we reserve in the preceding paragraph are in addition to our rights described in Section 14. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     In the Merger Agreement, we have agreed that, without the prior written consent of GRC International, we will not (a) decrease the Offer Price or change the form of consideration payable in the Offer; (b) seek to purchase less than all outstanding Shares; (c) amend or waive satisfaction of the Minimum Condition; or (d) impose additional conditions to the Offer or amend any other term of the Offer in any manner materially adverse to the holders of Shares.

     If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE
                               MINIMUM CONDITION.

     Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the other conditions set forth in Section 14 below. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may, without the consent of GRC International, elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer and the Merger Agreement; (b) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered; or (c) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. In the event that we waive any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

     GRC International has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in Section
14. See Section 14. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15.

     For information with respect to regulatory approvals that we are required to obtain prior to the completion of the Offer, see Section 15.

     In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

     For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn if, as and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to validly tendering stockholders.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF SHARES THAT WE PURCHASE IN THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED BEFORE THE INCREASE IN PRICE.

     We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THE SHARE CERTIFICATES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

     Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

          (a) your tender is made by or through an Eligible Institution;

          (b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

          (c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

     You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

     Backup Federal Income Tax Withholding. Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those stockholders pursuant to the Offer. To prevent backup federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 11 of the Letter of Transmittal.

     Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of GRC International's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of AT&T, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

     Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after April 21, 2000.

     If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this document, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of AT&T, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

     Your receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger, you would generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Shares that you sold or exchanged. That gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held the Shares for more than one year or will be short term if, as of such date, you have held the Shares for one year or less.

     The discussion above may not be applicable to certain types of stockholders, including stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code (such as insurance companies, tax-exempt entities and regulated investment companies).

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

     According to GRC International's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, the Shares are traded on the New York Stock Exchange under the symbol "GRH." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the New York Stock Exchange, as reported in GRC International's Form 10-K with respect to periods occurring in fiscal 1998 and 1999, and as reported during the current fiscal year by published financial sources, with respect to periods occurring in fiscal 2000. During such period, GRC International has paid no cash dividends on the Shares.

                            GRC INTERNATIONAL, INC.

                                                               HIGH      LOW
                                                              ------    ------
FISCAL 1998
Quarter Ended March 31, 1998................................  $ 7.00    $ 5.56
Quarter Ended June 30, 1998.................................   11.25      4.94
FISCAL 1999
Quarter Ended September 30, 1998............................   11.38      4.63
Quarter Ended December 31, 1998.............................    7.50      3.88
Quarter Ended March 31, 1999................................    8.19      5.94
Quarter Ended June 30, 1999.................................    8.50      6.50
FISCAL 2000
Quarter Ended September 30, 1999............................   10.00      7.13
Quarter Ended December 31, 1999.............................   11.88      8.19
Quarter Ending March 31, 2000 (through February 18, 2000)...   14.88     11.81

     Under the terms of the Merger Agreement, GRC International is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of AT&T.

     On February 11, 2000, the last full day of trading prior to the announcement of the execution of the Merger Agreement by GRC International, AT&T and the Purchaser, the reported closing price on the New York Stock Exchange for the Shares was $13 3/8 per Share. On February 18, 2000, the last full day of trading prior to the commencement of the Offer, the reported closing price on the New York Stock Exchange for the Shares was $14 3/4 per Share.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NEW YORK STOCK EXCHANGE LISTING; SECURITIES EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the New York Stock Exchange for continued listing on the New York Stock Exchange. According to the New York Stock Exchange's published guidelines, the New York Stock Exchange would consider delisting the Shares if, among other things, (a) the number of record holders of 100 or more Shares should fall below 1,200; (b) the number of publicly held Shares (exclusive of holdings of AT&T and the Purchaser and any other subsidiaries or affiliates of AT&T and of officers or directors of GRC International or their immediate families or other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (c) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the New York Stock Exchange for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the New York Stock Exchange were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Securities Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Securities Exchange Act Registration. The Shares are currently registered under the Securities Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act. Registration of the Shares may be terminated upon application by GRC International to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Securities Exchange Act would substantially reduce the information that GRC International would be required to furnish to its stockholders and the SEC and would make certain provisions of the Securities Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to GRC International. If the Shares are no longer registered under the Securities Exchange

Act, the requirements of Rule 13e-3 under the Securities Exchange Act with respect to "going private" transactions would no longer be applicable to GRC International. In addition, the ability of "affiliates" of GRC International and persons holding "restricted securities" of GRC International to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or NASDAQ reporting. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act, and it would be our intention to cause GRC International to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

     If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Securities Exchange Act and the listing of the Shares on the New York Stock Exchange will be terminated following the completion of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8.  CERTAIN INFORMATION CONCERNING GRC INTERNATIONAL.

     GRC International's principal executive offices are located at 1900 Gallows Road, Vienna, Virginia 22182. It's telephone number at such offices is
(703)506-5000. The following description of GRC International and its business has been taken from GRC International's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and is qualified in its entirety by reference to GRC International's Form 10-K:

          GRC International provides a broad range of professional services to the U.S. Government (96% of revenues) and information technology services to commercial clients (4% of revenues). GRC International's U.S. Government business is primarily with the Department of Defense and its instrumentalities. Approximately 17% of the business is performed under classified contracts which require security clearances of employees.

          Almost all of GRC International's revenues have been generated from GRC International's professional services business. GRC International's capabilities focus on information technology consulting services provided primarily to the U.S. Government, but has recently expanded those service offerings to commercial clients. Commercial sales now represent about 4% of total GRC International revenues.

          The areas of expertise encompassed by these services include: software and system engineering; business decision support systems; analytical modeling and simulation; database design and implementation; legacy migration engineering; network design and integration; systems integration; post deployment software support; operational support and management; virtual manufacturing consulting; communications engineering; and test and evaluation; among others. These services are applied to such areas as: financial and personnel management; automated acquisition systems; transportation planning and analysis; manufacturing analysis; logistics planning; security clearance processing; WAN/LAN analysis; training systems; as well as information warfare systems relying on radar, optics, communication networks, electronics, navigation guidance, control, space, and surveillance systems.

     GRC International files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GRC International's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

     Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to GRC International or any of its subsidiaries or affiliates or for any failure by GRC International to disclose events which may have occurred or may affect the significance or accuracy of any such information.

     In the course of the discussions between us and GRC International (see
Section 10), GRC International provided us with certain projections of its future operating performance. These projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because GRC International provided them to us. Neither we nor GRC International, nor either of our respective financial advisors, assumes any responsibility for the accuracy of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of GRC International which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of GRC International. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown.

     Set forth below is a summary of the projections provided by GRC International. The projections should be read together with the financial statements of GRC International referred to herein.

                            GRC INTERNATIONAL, INC.

                        PROJECTED FINANCIAL INFORMATION

                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                     FISCAL YEAR ENDING JUNE 30,
                                       --------------------------------------------------------
                                        2000      2001      2002      2003      2004      2005
                                       ------    ------    ------    ------    ------    ------
Revenues.............................  $210.0    $247.0    $284.1    $326.7    $375.7    $432.0
Earnings before interest and taxes...    15.6      19.0      22.8      26.3      30.4      35.0
Net income...........................     8.9      11.3      14.2      16.8      19.7      23.0
Earnings per share...................    0.71      0.86      1.06      1.23      1.41      1.61

     During the course of AT&T's due diligence investigation, GRC International provided updated revenue projections as follows: Fiscal Year 2000: $214.1 million; Fiscal Year 2001: $264.9 million; Fiscal Year 2002: $322.3 million; Fiscal Year 2003: $370.6 million; Fiscal Year 2004: $426.1 million; and Fiscal Year 2005: $490.1 million.

9.  CERTAIN INFORMATION CONCERNING AT&T AND THE PURCHASER.

     AT&T is among the world's communications leaders, providing voice, data and video telecommunications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish regional, domestic, international, local and Internet communication transmission services, including cellular telephone and other wireless services, and cable television services. The Purchaser was formed on February 11, 2000 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement.

     The principal executive offices of AT&T and the Purchaser are located at 32 Avenue of the Americas, New York, New York 10013-2412. Their telephone number at such offices is (212) 387-5400. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

     The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of AT&T and the Purchaser are set forth in Schedule I.

     AT&T is subject to the information and reporting requirements of the Securities Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning AT&T's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of AT&T's securities, any material interests of such persons in transactions with AT&T and certain other matters is required to be disclosed in proxy statements and annual reports distributed to AT&T's stockholders and filed with the SEC. You may inspect or copy these reports, proxy statements and other information at the SEC's public reference facilities and they should also be available for inspection in the same manner as set forth with respect to GRC International in Section 8.

     Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (a) neither we nor, to our knowledge, any of the persons listed in
Schedule I hereto or any associate or majority-owned subsidiary of ours or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of GRC International; (b) neither we nor, to our knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of GRC International during the past 60 days; (c) neither we nor, to our knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of GRC International (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) since February 22, 1998, there have been no transactions which would require reporting under the rules and regulations of the SEC between us or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and GRC International or any of its executive officers, directors or affiliates, on the other hand; and (e) since February 22, 1998, there have been no contacts, negotiations or transactions between us or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and GRC International or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH GRC INTERNATIONAL.

     In the summer of 1999, AT&T's Government Markets business unit ("AT&T Government Markets") began a review of possible strategic initiatives that might complement its existing business and contract base and enable it to seek a broader range of business opportunities with the federal government. Shortly thereafter, AT&T Government Markets engaged Lehman Brothers Inc. ("Lehman Brothers") to assist it in its review. During its review, AT&T Government Markets identified GRC International as a potential acquisition candidate.

     On December 13, 1999, a representative of Lehman Brothers contacted the Vice Chairman of the Board of Directors of GRC International and indicated AT&T's interest in exploring a business relationship with GRC International. After conferring with members of GRC International senior management, the GRC International Vice Chairman informed the Lehman Brothers' representative that if AT&T were interested in further discussions, it would be desirable for AT&T promptly to clarify its interest. At the same time, a meeting between the parties was scheduled for December 22, 1999.

     On December 21, 1999, AT&T and GRC International executed a confidentiality agreement.

     On December 22, 1999, representatives of AT&T and a representative of Lehman Brothers met with Gary L. Denman, the Chief Executive Officer of GRC International, and James P. Allen, its Chief Financial Officer. At that meeting, Dr. Denman and Mr. Allen reviewed GRC International's businesses and operations. At the conclusion of the discussions, AT&T's representatives indicated to Dr. Denman and Mr. Allen AT&T's interest in exploring a potential acquisition of GRC International. In response, the GRC representatives stated that GRC International was considering a proposal that it had received from a third party regarding a transaction involving GRC International, requested AT&T to further clarify its interest and indicated that the Board of Directors of GRC International would not likely be receptive to a proposal from AT&T that valued the Shares at less than $15.00 per Share. On December 27, 1999, AT&T's representative informed GRC International's representatives that AT&T was preparing a letter to clarify its interest.

     On December 28, 1999, AT&T provided a letter to Dr. Denman, which indicated AT&T's non-binding interest in acquiring GRC International for cash at a purchase price in the range of $14.00 to $15.50 per Share, subject to satisfactory completion of due diligence investigations and negotiation of definitive transaction documents. In its letter, AT&T requested of GRC that AT&T be permitted to proceed with due diligence activities and that GRC International negotiate with AT&T on an exclusive basis through January 31, 2000. Over the next several days, representatives of AT&T and GRC International and their respective financial advisors held numerous conversations regarding AT&T's indication of interest.

     On December 30, 1999, following a meeting of the Board of Directors of GRC International, a representative of Banc of America Securities, GRC International's financial advisor, contacted a representative of AT&T and stated that GRC International was not interested in pursuing further discussions regarding a potential acquisition transaction at the lower end of AT&T's indicated price range, but would be willing to explore a potential acquisition transaction based at the higher end of AT&T's indicated range. Later that day, the AT&T representative informed the representative of Banc of America Securities of AT&T's willingness to proceed with further discussions based on a $15.00 per Share transaction price.

     Over the next several days, the parties held a number of discussions regarding, among other matters, AT&T's intentions with respect to the GRC International workforce and operations in the event that AT&T were to acquire GRC International.

     Following a meeting of GRC International's Board of Directors on January 4, 2000, a representative of Banc of America Securities contacted an AT&T representative. He stated that the Board of Directors of GRC International was willing to proceed with negotiations with AT&T on an exclusive basis regarding a potential acquisition of GRC International based on AT&T's indicated interest at a transaction price of $15.00 per Share, provided that the parties reach agreement on the terms of the transaction no later than January 31, 2000.

     Over the period from January 10, 2000 through January 12, 2000, representatives of AT&T and Lehman Brothers met with members of senior management of GRC International and representatives of Banc of America Securities to conduct a review of GRC International's business and operations. Also during this period, AT&T conducted legal, business and financial due diligence with respect to GRC International.

     On January 14, 2000, GRC International provided AT&T a draft merger agreement that contemplated an all cash acquisition of GRC International through a first-step tender offer for all outstanding Shares followed by a second-step merger in which all remaining Shares would be converted into the right to receive the same per Share consideration paid in the tender offer.

     On January 26, 1999, AT&T's legal counsel informed GRC International's counsel that as a condition to entering into the proposed transaction, AT&T would require several significant stockholders of GRC International to enter into an agreement with AT&T pursuant to which, among other things, such stockholders would agree to tender their Shares in the first-step tender offer. Beginning that day and continuing through February 14, 2000, the parties' representatives and their respective legal counsel negotiated the terms of the Merger Agreement. Although the parties were not able to reach final agreement on the terms of the proposed transaction by the January 31, 2000 deadline, the parties viewed the negotiations as sufficiently productive to warrant continued negotiations.

     On February 9, 2000, AT&T's senior executive management approved the submission of the proposed transaction to AT&T's Board of Directors, and on February 11, 2000, the Board of Directors of AT&T, acting by unanimous written consent, approved the proposed acquisition of GRC International, subject to satisfactory completion of definitive transaction documents.

     On February 14, 2000, the GRC International Board of Directors met to consider the proposed transaction with AT&T. At the meeting, the GRC International Board unanimously approved the Offer, the Merger and the Merger Agreement, determined that the terms of each are advisable, fair to, and in the best interests of, GRC International and its stockholders, and determined to recommend that stockholders of GRC International accept the Offer and tender their shares pursuant to the Offer. Following the meeting, the Merger Agreement and the Stockholder Agreements were executed. The parties issued separate press releases announcing execution of the Merger Agreement shortly thereafter.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENTS; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; PLANS FOR GRC INTERNATIONAL.

     PURPOSE. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, GRC International. The Offer, as the first step in the acquisition of GRC International, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all capital stock of GRC International not purchased pursuant to the Offer or otherwise.

     Stockholders of GRC International who sell their Shares in the Offer will cease to have any equity interest in GRC International or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in GRC International. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of GRC International will not bear the risk of any decrease in the value of GRC International.

     THE MERGER AGREEMENT. The following summary description of the Merger Agreement is qualified in its entirety by reference to the agreement itself, which we have filed as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the SEC, which you may examine and copy as set forth in
Section 8 above (except that it will not be available at the regional offices of the SEC).

     THE OFFER. The Merger Agreement provides for the commencement of the Offer by the Purchaser. The obligation of the Purchaser to accept for payment and pay for Shares validly tendered pursuant to the Offer is subject to the prior satisfaction or waiver by the Purchaser of the conditions to the Offer set forth in Section 14 hereof. The Merger Agreement provides that, without the prior written consent of GRC International, the Purchaser will not (a) decrease the Offer Price, or change the form of consideration payable in the Offer; (b) seek to purchase less than all outstanding Shares; (c) amend or waive the satisfaction of the Minimum Condition; or (d) impose additional conditions to the Offer or amend any other terms of the Offer in any manner materially adverse to the holders of Shares.

     The Purchaser has agreed that it will not, without the consent of GRC International, terminate or withdraw the Offer or (except as described below) extend the expiration date of the Offer; however, subject to the immediately following two sentences, without the consent of GRC International, the Purchaser has the right to terminate or withdraw the Offer or extend the Offer from time to time if at the then-scheduled expiration date of the Offer the conditions to the Offer, as set forth in Section 14, have not been satisfied or earlier waived. The Purchaser has agreed in the Merger Agreement that it will extend the Offer until 5:00 p.m., Eastern time, on March 27, 2000, unless another party commences a competing tender offer for the Shares that expires on or before March 27, 2000, in which case the Purchaser will extend the Offer until 5:00 p.m., Eastern time, on the business day before the competing tender offer is initially scheduled to expire. In addition, GRC International has the right to require the Purchaser to extend the period of time for which the Offer is open, but only until April 17, 2000, if the Merger Agreement has not been terminated and at the then-scheduled expiration date of the Offer any of the conditions to the Offer described in Section 14, other than the Minimum Condition, has not been satisfied or waived, and if at the time of such extension any such condition is reasonably capable of being satisfied and the failure of any such condition to be satisfied is not the result of a willful breach by GRC International of any of its covenants and agreements contained in the Merger Agreement. The Purchaser may, without the consent of GRC International, extend the expiration date of the Offer for any period required by applicable rules, regulations, interpretations or positions of the SEC or its staff applicable to the Offer or for any period required by applicable law.

     THE MERGER. The Merger Agreement provides that on or promptly following the second business day after the satisfaction of the conditions to the Merger contained in the Merger Agreement, the Purchaser will be merged with and into GRC International. As a result of the Merger, the separate corporate existence of the Purchaser will cease and GRC International will continue as the surviving corporation ("the Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by AT&T, the Purchaser, any wholly-owned subsidiary of AT&T or the Purchaser, in the treasury of GRC International or by any subsidiary of GRC International, which Shares will be canceled and retired and will cease to exist, and any Shares held by stockholders who shall have properly demanded and perfected appraisal rights under applicable Delaware law) will be canceled and retired and will be converted into the right to receive the Merger Consideration in cash, without interest thereon. At the Effective Time, each share of common stock of the Purchaser outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

     The Merger Agreement provides that the directors of the Purchaser immediately before the Effective Time will be the initial directors of the Surviving Corporation and that the officers of GRC International immediately before the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the certificate of incorporation of the Purchaser immediately before the Effective Time will be the certificate of incorporation of the Surviving Corporation, except that the certificate of incorporation of the Surviving Corporation will provide that the Surviving Corporation will be named "GRC International, Inc." The Merger Agreement also provides that the bylaws of the Purchaser immediately before the Effective Time will be the bylaws of the Surviving Corporation, subject to a requirement in the Merger Agreement that certain indemnification provisions be preserved. See "Indemnification; Directors' and Officers' Insurance."

     The Surviving Corporation or the designated paying agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts that the Surviving Corporation or the paying agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.

     GRC International has agreed in the Merger Agreement that, if required by applicable law in order to consummate the Merger, it will as promptly as practicable after the consummation of the Offer (a) prepare and file with the SEC a Proxy Statement relating to the Merger Agreement, and use its reasonable efforts to have it cleared by the SEC and to cause the Proxy Statement to be mailed to its stockholders and (b) convene a special meeting of its stockholders for the purpose of considering and taking action upon the Merger Agreement.

     The Merger Agreement further provides that, notwithstanding the foregoing, if the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer, the parties to the Merger Agreement will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer without a meeting of the stockholders of GRC International, in accordance with
Section 253 of the Delaware General Corporation Law (the "DGCL").

     STOCK OPTIONS AND OTHER AWARDS. The GRC International board of directors and its Compensation Committee have adopted amendments to the GRC International 1985 Employee Stock Option Plan, the GRC International 1994 Employee Stock Option Plan, the GRC International 1998 Employee Stock Option Plan, the GRC International Cash Compensation Replacement Plan, and the GRC International Directors Fee Replacement Plan (collectively, the "Stock Plans") to provide that upon the consummation of the Offer, each then outstanding stock option granted under any of the Stock Plans (the "Options") will be converted into an obligation of GRC International to pay cash in an amount in respect thereof equal to the product of (a) the excess, if any, of the per Share price paid for Shares tendered in the Offer over the exercise price of the Option and (b) the number of Shares subject to such Option, less any income or employment tax withholding required under the Code or any provision of foreign, state or local law. Holders of Options that are exercisable as of the consummation of the Offer will receive the cash payment described above as soon as reasonably practicable following consummation of the Offer. Holders of Options that are not exercisable as of the consummation of the Offer and that were granted under GRC International's 1985, 1994 or 1998 employee stock option plan will receive such cash payment at the time each such unvested Option would otherwise have become exercisable subject to the satisfaction of the terms and conditions set forth in the applicable option award agreement and the plan under which such Option was granted, or at such earlier date as may be determined by AT&T in its sole discretion. If the holder's employment or service with GRC International or any of its subsidiaries is involuntarily terminated for reasons other than "cause" (as defined in the Merger Agreement) following the consummation of the Offer, GRC International or the Surviving Corporation, as applicable, will make the payment of the amount described above shortly after such termination. Holders of Options granted under the GRC International Cash Compensation Replacement Plan or the GRC International Directors Fee Replacement Plan, whether or not such Options are exercisable as of the consummation of the Offer, will receive the payment described above as soon as reasonably practicable following the consummation of the Offer. Each deferred stock unit credited to a director's account under GRC International's terminated Director Retirement Plan will be converted into the right to receive cash in an amount equal to the product of
(a) the per Share price paid for Shares tendered in the Offer and (b) the number of deferred stock units held by such director.

     DIRECTORS. The Merger Agreement provides that, upon the payment by the Purchaser for Shares pursuant to the Offer, AT&T will be entitled to designate up to such number of directors, rounded up to the next whole number, on the GRC International Board of Directors as will give AT&T representation equal to the product of the total number of directors on the GRC International Board (giving effect to the directors so elected pursuant to such provision and including current directors serving as officers of GRC International) multiplied by the percentage that the aggregate number of Shares beneficially owned by AT&T or its affiliates bears to the total number of Shares then outstanding. Subject to any applicable legal limitations, GRC International has agreed that it will, upon request of AT&T, promptly take all actions necessary to cause AT&T's designees to be so elected. However, AT&T's right to designate directors is subject, prior to the time the Merger becomes effective, to there being at least two members on the GRC International Board who are neither officers of or designees of GRC International nor affiliates or associates of AT&T ("Independent Directors"). If no Independent Directors remain, the remaining directors will designate one person to fill such vacancy who is an Independent Director and who will be deemed to be an Independent Director for all purposes of the Merger Agreement. Following the time AT&T's designees constitute a majority of the GRC International Board, and prior to the Effective Time, any amendment or termination of the Merger Agreement by GRC International, any extension by GRC International of the time for performance of any of the obligations of AT&T and any other action by GRC International in connection with the Merger Agreement required to be taken by the GRC International Board, would require the approval of a majority of the Independent Directors.

     REPRESENTATIONS AND WARRANTIES. GRC International has made customary representations and warranties to AT&T and the Purchaser in the Merger Agreement with respect to, among other matters, its organization and qualification, capitalization, authority, conflicts, required filings, consents, financial statements, public filings, absence of certain changes or events, litigation, employee benefit plans, labor and employment, properties, intellectual property, insurance, environmental matters, government contracts, licenses and permits, material contracts, taxes, information to be included in the Proxy Statement, brokers, the inapplicability of takeover statutes and the expiration of the rights issued under GRC International's shareholder rights plan. AT&T and the Purchaser have made customary representations and warranties to GRC International with respect to, among other matters, their organization, authority, conflicts and required filings, consent, financing arrangements, brokers, and information to be included in the Proxy Statement.

     COVENANTS. The Merger Agreement obligates GRC International and its subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their businesses in the ordinary course of business consistent with past practice and obligates GRC International and its subsidiaries to use their reasonable efforts to preserve intact their business organizations and keep available the services of their present officers and employees, use all reasonable efforts to preserve their relationships with principal customers, suppliers and others with which they have business dealings, comply in all material respects with all applicable laws and regulations and maintain in full force and effect all the permits necessary for their businesses. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities prior to the Effective Time without the prior written consent of AT&T relating to, among other things, amendments to GRC International's certificate of incorporation or by-laws, issuances or sales of its securities, changes in capital structure, dividends and other distributions, repurchases or redemptions of securities, material acquisitions or dispositions, increases in compensation or adoption of new benefit plans, changes in accounting methods, tax elections, settlement of litigation and certain other material events or transactions.

     NO SOLICITATION. The Merger Agreement requires GRC International, its affiliates and their respective officers, directors, employees, representatives and agents (collectively, "Agents") to immediately cease any existing discussions or negotiations with any parties with respect to any proposal or offer (in each case whether or not in writing) to acquire in any manner, directly or indirectly, all or a substantial part of the assets or business and properties of GRC International or any of its subsidiaries or any capital stock of or other equity interest in GRC International or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving GRC International or any subsidiary, division or operating or principal business unit of GRC International (an "Acquisition Proposal"). The Merger Agreement further provides that GRC International and its controlled affiliates will not, and they will use their best efforts to cause their respective Agents not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any person concerning an Acquisition Proposal. However, before the Purchaser purchases Shares in the Offer, GRC International may furnish information concerning its business, properties or assets in response to a request for such information made after the date of the Merger Agreement which was not encouraged, solicited or initiated, directly or indirectly, by GRC International or any of its affiliates or their respective Agents after the date of the Merger Agreement, and may participate in discussions and negotiations with the recipient concerning an Acquisition Proposal, if and only to the extent that (x) such party has submitted a written Acquisition Proposal to the GRC International Board of Directors relating to such transaction, (y) the GRC International Board determines in good faith (i) after consulting with its independent financial advisors (A) that such party is reasonably capable of consummating such Acquisition Proposal, taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal and (B) such Acquisition Proposal is reasonably likely to be a Superior Proposal, and (ii) after receipt of advice from outside legal counsel to GRC International, that failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of GRC International under applicable law, and (z) such party has signed a confidentiality agreement substantially identical to the confidentiality agreement entered into between GRC International and AT&T. A "Superior Proposal" is an Acquisition Proposal that involves payment of consideration to GRC International's stockholders that is financially superior to that payable in the Offer and the Merger.

     GRC International is required under the Merger Agreement, promptly following receipt of an Acquisition Proposal (and in any event not later than 24 hours after receipt), to notify AT&T of the receipt of the Acquisition Proposal, which notice must indicate in reasonable detail the identity of the offeror and the material terms and conditions of the proposal, and GRC International is required to keep AT&T promptly advised of the status and material terms of any such inquiry, offer or proposal.

     PUBLIC ANNOUNCEMENTS. AT&T and GRC International have agreed to consult with each other before issuing any press release or other public statements with respect to the Offer or the Merger, and each has agreed not to issue any such press release or make any such public statement prior to consultation, except as may be required by law or in accordance with any listing agreement that they may have with any securities exchange.

     EFFORTS. Subject to the terms and conditions contained in the Merger Agreement, AT&T, the Purchaser and GRC International have agreed to use their reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement. The obligations include, but are not limited to, cooperating in responding to inquiries from, and making presentations to, regulatory authorities and customers, defending against and responding to any action, suit, proceeding, or investigation challenging or relating to the Merger Agreement or the transactions contemplated therein, and promptly making all regulatory filings and applications as are necessary for the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, in connection with any filing or submission or other action required to be made or taken by any party to effect the transactions contemplated by the Merger Agreement, GRC International is not permitted, without the prior written consent of AT&T, to commit to any divestiture transaction, and AT&T is not required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of AT&T, limits its freedom of action with respect to, or its ability to retain, GRC International or any of GRC International's affiliates or any material portion of GRC International's assets or businesses.

     EMPLOYEE BENEFIT PLANS. The Merger Agreement provides, that from the consummation of the Offer until the first anniversary thereof, GRC International or the Surviving Corporation, as applicable, will provide medical, dental, vision care, life and disability insurance, severance, vacation and "section 125" benefits to the employees of GRC International and its subsidiaries who are so employed as of the consummation of the Offer (the "Employees") and their eligible dependents that are substantially similar in the aggregate to GRC International's current welfare benefit plans. The Merger Agreement also specifies the circumstances under which Employees will receive credit for prior service with GRC International and its subsidiaries in the event GRC International or a subsidiary becomes a participating company in the employee benefit plans of AT&T, or an Employee otherwise becomes employed by a company that participates in the employee benefit plans of AT&T.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Subject to the limitations on indemnification contained in the DGCL, GRC International will, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, and after the Effective Time, the Surviving Corporation will for a period of six years following the Effective Time, to the fullest extent permitted under applicable law, and AT&T will, for such six-year period, to the extent GRC International or the Surviving Corporation would be required or permitted under applicable law, indemnify and hold harmless each director and officer of GRC International (collectively, the "Indemnified Parties") from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters relating to their duties or actions in their capacity as officers and directors in connection with any of the transactions contemplated by the Merger Agreement and existing at the Effective Time, including without limitation liabilities arising under the federal securities laws in connection with the Offer or the Merger. In the event of any such claim, action, suit,
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

proceeding or investigation (whether arising prior to or after the Effective
Time), GRC International or the Surviving Corporation will advance the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel must be reasonably satisfactory to GRC International or the Surviving Corporation, as applicable, promptly as statements for such fees and expenses are received (provided the person to whom such expenses are advanced provides a customary undertaking complying with applicable law to repay such advances if it is ultimately determined that such person is not entitled to indemnification). GRC International, AT&T (after the consummation of the Offer) and the Surviving Corporation will cooperate in the defense of any such matter, however, none of GRC International, AT&T or the Surviving Corporation will be liable for any settlement effected without its prior written consent. For six years after the Effective Time, AT&T will cause to be maintained or obtained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by GRC International's officers and directors liability insurance policy with respect to matters or events occurring prior to the Effective Time on terms not less favorable than those in effect on the date of the Merger Agreement in terms of coverage and amounts to the extent available. However, if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the per annum rate of premium paid by GRC International for such insurance as of the date of the Merger Agreement, then AT&T will be required to provide the maximum coverage then available at an annual premium equal to 150% of such per annum rate as of the date of the Merger Agreement. The Surviving Corporation is required to continue in effect, without amendment, repeal or modification in any manner that would adversely affect the rights of the persons entitled to their protections and privileges, the indemnification provisions provided on the date of the Merger Agreement by GRC International's by-laws for a period of not less than six years following the Effective Time. Neither GRC International nor the Surviving Corporation will have any obligation under the indemnification provisions of the Merger Agreement to indemnify any Indemnified Party against any cost, expense, judgment, fine, loss, claim, damage, liability or settlement amount found to have resulted solely from such Indemnified Person's own gross negligence or willful misconduct.

     If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its properties and assets to any entity, then proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations contained in the indemnification provisions of the Merger Agreement.

     NOTIFICATION OF CERTAIN MATTERS. GRC International has agreed to promptly notify AT&T of the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time, cause any condition to the Offer not to be satisfied in any material respect at any time prior to the date the Purchaser purchases Shares pursuant to the Offer, cause any covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied in any material respect, and of any failure by GRC International to comply in all material respects with its covenants and agreements contained in the Merger Agreement. GRC International is also required to give prompt notice to AT&T of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

     STATE TAKEOVER LAWS. The Merger Agreement provides that GRC International will take all action necessary to render any applicable state takeover statute or other similar statute or regulation inapplicable to the Offer, the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement.

     CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of AT&T, the Purchaser and GRC International to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (a) the Purchaser shall have purchased, or caused to be purchased, Shares pursuant to the Offer; (b) the stockholders of GRC International shall have approved the transactions contemplated by the Merger Agreement, if required by applicable law; and (c) no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any governmental entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

     TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any prior approval by the stockholders of GRC International:

          (a) by the written consent of AT&T and GRC International;

          (b) by either AT&T or GRC International if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable, but only if the party seeking to terminate has used its reasonable best efforts to have such action vacated or reversed in accordance with its obligations described under "Efforts;"

          (c) by GRC International:

             (i) if any person has made a bona fide written offer to acquire GRC International which was not encouraged, solicited or initiated, directly or indirectly, by GRC International or any of its affiliates or their respective Agents after the date of the Merger Agreement (A) that the GRC International Board of Directors determines in its good faith judgment is a Superior Proposal and (B) as a result of which the GRC International Board determines in good faith, after receiving advice from outside counsel to GRC International, that failure to take such action would be inconsistent with its fiduciary duties under applicable law. However, before terminating the Merger Agreement pursuant to this provision, not less than five business days prior to such termination, GRC International must notify AT&T of its intention to so terminate the Merger Agreement and must cause its financial and legal advisers to negotiate during such five-business-day period with AT&T in an effort to make such adjustments in the terms and conditions of the Merger Agreement as would enable GRC International to proceed with the transactions contemplated by the Merger Agreement on such adjusted terms (during which period the Purchaser may not accept for payment or purchase Shares pursuant to the Offer), and notwithstanding such negotiations and adjustments, the GRC International Board must reasonably conclude, in its good faith judgment, that the transactions contemplated by the Merger Agreement on such terms as adjusted, are not at least as favorable to the stockholders of GRC International as the competing third party offer. Any termination under this provision will not be effective until GRC International has made payment of the full termination fee required by the Merger Agreement (see "Fees and Expenses");

             (ii) if as the result of the failure to be satisfied of any of the conditions described in Section 14, AT&T or the Purchaser has terminated the Offer or the Offer has expired without the Purchaser having purchased any Shares; provided, however, that the GRC International may not terminate the Merger Agreement pursuant to this provision if the failure of any such condition to be satisfied at the time of such termination results from GRC International's failure to perform any of its obligations under the Merger Agreement or from facts or circumstances that constitute a breach of any representation or warranty of GRC International under the Merger Agreement; or

             (iii) if AT&T or the Purchaser has breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach or failure to perform is incapable of being cured or has not been cured within 15 business days after GRC International gives AT&T written notice of the breach;

          (d) by AT&T or the Purchaser:

             (i) if prior to the purchase of any Shares pursuant to the Offer, the GRC International Board of Directors or any committee of the Board has withdrawn, modified or changed, or publicly proposed to withdraw, modify or change, in a manner adverse to AT&T or the Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger or has approved or recommended or publicly proposed to approve or recommend an Acquisition Proposal, or if the GRC International Board of Directors or any committee of the Board fails to reaffirm publicly and unconditionally its recommendation that GRC International stockholders tender their Shares in the Offer, which reaffirmation must be made within ten days after AT&T's written request to do so and must also include the unconditional rejection of such Acquisition Proposal (to the extent not previously withdrawn);

             (ii) if AT&T or the Purchaser has withdrawn or terminated the Offer or the Offer has expired in accordance with its terms and the terms of the Merger Agreement without AT&T or the Purchaser having purchased any Shares in the Offer, unless AT&T or the Purchaser is in material breach of its obligations under the Merger Agreement;

             (iii) any Person or "group", other than AT&T or their affiliates or any group of which any of them is a member, has acquired beneficial ownership of 25% or more of the Shares; provided that for purposes of this provision, none of Cilluffo Associates, L.P., Gerald McNichols, or their representative affiliates or any group of which any of them is a member, shall be deemed to have acquired 25% or more of the Shares solely by virtue of the execution, delivery or performance of the Stockholders Agreements; or

             (iv) if GRC International has breached any of its representations or warranties which breach would give rise to the failure to be satisfied of the condition regarding GRC International's representations and warranties described in Section 14, or if, prior to the consummation of the Offer, GRC International has failed to perform its covenants or other agreements contained in the Merger Agreement which failure to perform would give rise to the failure to be satisfied of the condition regarding GRC International's covenants described in Section 14, which breach or failure to perform is incapable of being cured or has not been cured within 15 business days after AT&T gives GRC International written notice of the breach.

     FEES AND EXPENSES. Except as provided below, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses.

     If (a) AT&T or the Purchaser terminates the Merger Agreement pursuant to subparagraph (d)(i) of "Termination" above, or GRC International terminates the Merger Agreement pursuant to subparagraph (c)(i) of "Termination" above or (b) GRC International terminates the Merger Agreement pursuant to subparagraph
(c)(ii) or AT&T or the Purchaser terminates the Merger Agreement pursuant to subparagraph (d)(ii) or (d)(iii) of "Termination" above and, in the case of a termination under subparagraph (c)(ii), (d)(ii) or (d)(iii), at any time after the date of the Merger Agreement and prior to such termination an Acquisition Proposal has been publicly announced or otherwise publicly communicated to the stockholders of GRC International generally and prior to the first anniversary of such termination, GRC International enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then GRC International is obligated to pay to AT&T (1) in the case of a termination pursuant to subparagraph (d)(i), not later than one business day following such termination, (2) in the case of a termination pursuant to subparagraph (c)(i), prior to such termination, or (3) in the case of a termination of the Merger Agreement pursuant to subparagraph (c)(ii), (d)(ii) or
(d)(iii), not later than one business day following the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal prior to the first anniversary of such termination, as applicable, a termination fee of $6 million and must reimburse AT&T for up to $500,000 of out-of-pocket expenses.

     AMENDMENT. The Merger Agreement may be amended by AT&T, the Purchaser and the GRC International Board of Directors at any time prior to the Effective Time, except that, after approval of the Merger Agreement by the stockholders of GRC International, no amendment may be made which would not otherwise be permitted under the DGCL.

     EXTENSION; WAIVER. At any time prior to the Effective Time, subject to the provisions of the Merger Agreement requiring certain actions be approved by the Independent Directors, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or (c) waive compliance with any of the agreements of the other party or with any conditions to its own obligations.

     THE STOCKHOLDER AGREEMENTS. Concurrently with the execution of the Merger Agreement, AT&T and the Purchaser entered into separate Stockholder Agreements (the "Stockholder Agreements") with two significant stockholders of GRC International (the "Stockholders"). The Stockholder Agreement with Cilluffo Associates, L.P., a Delaware limited partnership whose managing general partner is Frank J. A. Cilluffo, a member of the Board of Directors of GRC International, relates to 1,708,000 Shares beneficially owned by Cilluffo Associates, and the Stockholder Agreement with Dr. Gerald R. McNichols, who serves on the GRC Board of Directors, relates to 2,001,700 Shares beneficially owned by him (such Shares, with respect to each Stockholder, and any shares of capital stock or other voting securities of GRC International which such Stockholder may acquire beneficial ownership of during the term of such Stockholder's Stockholder Agreement, such Stockholder's "Covered Shares"). The following summary description of the Stockholder Agreements is qualified in its entirety by reference to the agreements themselves, copies of which we have filed as exhibits to the Tender Offer Statement on Schedule TO that we filed with the SEC.

     Each Stockholder has agreed in the applicable Stockholder Agreement to tender and not withdraw his or its Covered Shares pursuant to the Offer. Each also agreed that, while the Stockholder Agreement is in effect, at any meeting of the stockholders of GRC International, such Stockholder will vote his or its Covered Shares in favor of the Merger Agreement, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GRC International under the Merger Agreement, against any Acquisition Proposal made by any person other than AT&T or any of its affiliates and against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer. Each Stockholder has also granted representatives of AT&T an irrevocable proxy to vote such Stockholder's Covered Shares in favor of the Merger Agreement and otherwise as contemplated by the preceding sentence.

     In addition each Stockholder has agreed not to (a) sell, transfer, pledge, encumber, grant, assign or otherwise dispose of or enforce any redemption agreement with GRC International, or enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of his or its Covered Shares, (b) grant any proxy or power-of-attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to his or its Covered Shares or any interest in any of such Stockholder's Covered Shares (except to AT&T and Purchaser) or (c) take any other action would make any representation or warranty of such Stockholder under the applicable Stockholder Agreement untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing his or its obligations under the applicable Stockholder Agreement or would otherwise hinder or delay AT&T or the Purchaser from acquiring a majority of the Shares.

     Each Stockholder further agreed, while the applicable Stockholder Agreement is in effect, except with respect to AT&T and its affiliates, that such Stockholder will not, and will not permit any of his or its Agents to (a) initiate, solicit or encourage, directly or indirectly, any inquiries or the marking of any proposal with respect to any matter described in the preceding paragraph or any Acquisition Proposal or (b) participate in any negotiations concerning, or provide to any other person any information or data relating to GRC International or any of its subsidiaries for the purpose of, or have any discussions with any person relating to, or cooperate with or assist or participate in, or facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in the preceding paragraph or any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement such an Acquisition Proposal. Each Stockholder agreed immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the date of the Stockholder Agreements by such Stockholder with respect to any possible Acquisition Proposal, or any matter described in the preceding paragraph. The Stockholder Agreements provide, however, that nothing contained therein will restrict Dr. McNichols or Mr. Cilluffo from exercising his fiduciary duties to the stockholders of GRC International in his capacity as a director of GRC International under applicable law or otherwise prohibit him from taking such actions, in his capacity as a director of GRC International, as may be permitted (under the circumstances therein specified) pursuant to the provisions of the Merger Agreement described above under "The Merger Agreement -- No Solicitation." The obligations of Cilluffo Associates under its Stockholder Agreement are subject to its prior obligations under certain option agreements with respect to an aggregate of 111,000 Shares, which agreements are filed as exhibits to the Statement on Schedule 13D filed by, among others, Cilluffo Associates with respect to GRC International.

     A Stockholder Agreement and the proxy contained therein will terminate on the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the termination of the Stockholder Agreement by AT&T, (c) the Effective Time and (d) June 30, 2000.

     AGREEMENTS WITH GRC INTERNATIONAL SENIOR MANAGEMENT. At the time we entered into the Merger Agreement with GRC International, we also entered into an employment agreement with Michael G. Stolarik, the current Chief Operating Officer of GRC International, which agreement would become effective on the day we consummate the Offer and which amends and restates Mr. Stolarik's current employment agreement with GRC International.

     Mr. Stolarik's amended and restated employment agreement provides that he would continue to serve as Chief Operating Officer of GRC International for a period of six months after the consummation of the Offer, and thereafter, in addition, as President, for an initial term of employment ending December 31, 2002. The agreement would automatically renew annually, unless either party gives the other 90 days prior written notice of its intent not to renew. Mr. Stolarik would receive an annual base salary during the term of employment of $240,000, subject to adjustment upon annual review, and would have an annual target bonus of 45% of his base salary. Mr. Stolarik's actual bonus would be determined in part by reference to GRC International's performance during the relevant period. Additionally, Mr. Stolarik would receive special cash payments (non-benefit bearing) of $60,000 payable on each of September 1, 2000, September 1, 2001 and September 1, 2002, provided he remains employed by GRC International on each of the payment dates. Mr. Stolarik would be entitled to participate in GRC International's health and welfare plans and 401(k) savings plan. If Mr. Stolarik's employment were to be terminated by GRC International for any reason other than cause (as defined in the employment agreement) prior to the expiration of the initial term of employment, or for any reason after expiration of the initial term of employment, GRC International would pay to Mr. Stolarik severance of two times his annual base salary in effect on the date of such termination. As soon as practicable after the consummation of the Offer, Mr. Stolarik would receive options to purchase 30,000 shares of AT&T common stock. Options would vest at the rate of 3,750 per year on each of the first four anniversaries of the consummation of the Offer, with an additional 15,000 Options vesting on the third anniversary. As consideration for the cancellation of Mr. Stolarik's unvested options, GRC International will pay Mr. Stolarik cash in the amount of $148,120 on September 1, 2000, $440,300 on September 1, 2001, and $440,230 on September 1, 2002, provided that Mr. Stolarik is employed on each such date or, if Mr. Stolarik's employment is involuntarily terminated by GRC International other than for cause, all such payments not yet paid will be paid as soon as practicable after such termination.

     Dr. Denman has agreed to enter into an employment and consulting agreement with GRC International, which would amend and restate his current employment agreement and would become effective on the day we consummate the Offer.

     Dr. Denman's amended and restated employment and consulting agreement provides that he would continue to serve as President and Chief Executive Officer of GRC International for a term of employment of six months from the consummation of the Offer and would serve as a consultant for a period of two years thereafter, unless the consulting agreement is terminated by either party upon 30 days prior written notice. Dr. Denman's compensation would be based on an annual base salary during the term of employment of $330,000 and an annual bonus of $250,000, both pro-rated for the term of employment. Dr. Denman's employment agreement also provides for an automobile allowance and participation in GRC International's health and welfare plans and 401(k) savings plan. At the expiration of the term of employment, GRC International would pay to Dr. Denman severance of two times his annual base salary, plus two times his annual bonus in effect prior to the consummation of the Offer, which amount equals $1,162,240, plus a lump sum of $10,000 in satisfaction of an obligation under his current employment agreement to provide lifetime dental and vision care insurance. Dr. Denman's unvested options to purchase Shares would be converted into the right to receive the excess of the amount per Share paid in the Offer over the exercise price for such options, on the same basis as other GRC International employees. Under the agreement, he would receive $75,000 per year for his consulting services plus $2,000 per day for each day of consulting services provided in excess of three days per month. AT&T contemplates that Dr. Denman would join AT&T Government Markets' advisory board as part of the consulting services provided by him under the employment and consulting agreement. GRC International would pay for continuation coverage for Dr. Denman's medical, dental and vision benefits for two years after the expiration of the term of employment.

     James P. Allen, Chief Financial Officer of GRC International, has entered into a Separation and Release Agreement with GRC International that provides for his continued employment with GRC International until June 30, 2000. Pursuant to the Separation and Release Agreement, unless he voluntarily resigns or is terminated for cause prior to June 30, 2000, for the duration of his employment Mr. Allen will be entitled to receive (a) the same base salary as he received under his former employment agreement, (b) an additional $200 per month in lieu of previous executive perquisites and (c) a cash bonus not to exceed $100,000. Upon consummation of the Offer, Mr. Allen will be entitled to receive a severance payment of two times his annual base salary. In addition, unless he voluntarily resigns or is terminated for cause prior to the 30th calendar day following consummation of the Offer, Mr. Allen will be entitled to receive a payment in respect of his unvested stock options equal to 50% of the product of
(i) the excess, if any, of the Offer Price over the per Share exercise price of each such stock option and (ii) the number of Shares subject thereto.

     GRC International has offered a Separation and Release Agreement to Thomas
E. McCabe, Senior Vice President, Director of Corporate Development and General Counsel, that provides for substantially the same terms as Mr. Allen's Separation and Release Agreement.

     EFFECTS OF INABILITY TO CONSUMMATE THE MERGER. If, following the consummation of the Offer, the Merger is not consummated for any reason (see "Conditions to the Consummation of the Offer"), AT&T, which owns 100% of the Common Stock of the Purchaser, indirectly will control the number of Shares acquired by the Purchaser pursuant to the Offer. Under the Merger Agreement, promptly following payment by the Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law and subject to there being two Independent Directors, GRC International has agreed to take all actions necessary to cause at least a majority of the directors of GRC International to consist of persons designated by AT&T (whether by means of increasing the size of the Board of Directors or seeking the resignation of directors and causing AT&T designees to be elected). As a result of its ownership of such Shares and right to designate nominees for election to GRC International's Board of Directors, AT&T indirectly will be able to influence decisions of the Board and the decisions of the Purchaser as a stockholder of GRC International. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

     If AT&T controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of GRC International, other than those affiliated with AT&T, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval. If for any reason following completion of the Offer the Merger is not consummated, AT&T and the Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by AT&T and the Purchaser.

     Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger will be approved by GRC International's stockholders.

     STATUTORY REQUIREMENTS. In general, under the DGCL a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. According to GRC International's certificate of incorporation, the Shares are the only securities of GRC International which entitle the holders thereof to voting rights.

     The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise the Purchaser acquires or controls the voting power of at least 90% of the Shares, the Purchaser could, and intends (subject to the conditions to its obligations to effect the Merger contained in the Merger Agreement), to effect the Merger without prior notice to, or any action by, any other stockholder of GRC International.

     APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of GRC International will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

     In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. Although the remedies of rescission or other damages are possible in an action challenging a merger as a breach of fiduciary duty, decisions of the Delaware courts have indicated that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is a damages remedy based on essentially the same principles as an appraisal.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS.

     THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     PLANS FOR GRC INTERNATIONAL. If AT&T acquires control of GRC International, it is its present intent to operate GRC International as a subsidiary under GRC International's current name in its current headquarters in Vienna, Virginia. AT&T intends to conduct a review of GRC International and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. Subject to this review, AT&T currently anticipates that, except as disclosed in this Offer to Purchase, the existing management of GRC International will be retained and GRC International will conduct its business on a basis generally consistent with its existing plans and programs. However, AT&T may take actions or make changes, if any, that it considers desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes. AT&T's decisions could be affected by information hereafter obtained, changes in general economic or market conditions or in the business of GRC International or its subsidiaries, actions by GRC International or its subsidiaries and other factors. In addition to Dr. Denman, AT&T is currently considering inviting two members of the GRC International Board of Directors to join AT&T Government Markets' advisory board, for which the two individuals would receive customary compensation for consulting services.

     Except as described in this Offer to Purchase, neither AT&T nor the Purchaser has any present plans or proposals that would relate to or would result in (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving GRC International or any of its subsidiaries, (b) a sale or transfer of a material amount of assets of GRC International or any of its subsidiaries, (c) any change in the present Board of Directors or management of GRC International, (d) any material change in the present capitalization or dividend policy of GRC International, (e) any material change in GRC International's corporate structure or business, (f) causing a class of securities of GRC International to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (g) a class of equity securities of GRC International becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act.

     "GOING PRIVATE" TRANSACTIONS. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

12.  SOURCE AND AMOUNT OF FUNDS.

     The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $190 million. Additional net funds of approximately $8 million would be required to purchase Shares issuable upon the exercise of currently exercisable stock options and warrants. The funds necessary to purchase Shares pursuant to the Offer will be provided to the Purchaser by AT&T as a capital contribution or loan or combination thereof. AT&T will provide the funds to the Purchaser from cash on hand and cash generated from general corporate activities.

13.  DIVIDENDS AND DISTRIBUTIONS.

     If on or after the date of the Merger Agreement GRC International (a) splits, combines or otherwise changes the Shares or its capitalization, (b) acquires Shares or otherwise causes a reduction in the number of Shares, (c) issues or sells additional Shares (other than the issuance of Shares reserved for issuance as of the date of the Merger Agreement under option and employee stock purchase plans in accordance with their terms as publicly disclosed as of the date of the Merger Agreement) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (d) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser, in its sole discretion, may make such adjustments in the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change or action, including, without limitation, the Minimum Condition or the number or type of securities offered to be purchased.

     If on or after the date of the Merger Agreement GRC International declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer into the name of the Purchaser or its nominees or transferees on GRC International's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to the Purchaser's rights under Section 14, (a) the purchase price per Share payable by the Purchaser pursuant to the Offer shall be reduced by the amount of any such cash dividend or cash distribution and (b) any such non-cash dividend, distribution, issuance, proceeds or rights to be received by the tendering stockholders will
(i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or rights and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  CONDITIONS OF THE OFFER.

     Conditions to the Offer. Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Securities Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of the Merger Agreement and prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur and be continuing or conditions exists:

          (a) (x) there shall have been any action taken by any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable by a Governmental Entity to AT&T, the Purchaser, GRC International, any other affiliate of AT&T or GRC International, the Offer or the Merger, that would or is reasonably likely, directly or indirectly, to (i) make the acceptance for payment of, or payment for or purchase of all or a substantial number of the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit the making of the Offer or the consummation of the Offer or the Merger, (ii) result in a significant delay in or restrict the ability of the Purchaser to accept for payment, pay for or purchase all or a substantial number of the Shares pursuant to the Offer or to effect the Merger, (iii) render the Purchaser unable to accept for payment or pay for or purchase all or a substantial number of the Shares pursuant to the Offer, (iv) impose material limitations on the ability of AT&T, the Purchaser or any of their respective subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, all or a substantial number of the Shares including without limitation the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of GRC International, (v) require the divestiture by AT&T, the Purchaser or any of their respective subsidiaries or affiliates of any Shares, or require the Purchaser, AT&T, GRC International, or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of AT&T or the Purchaser to conduct the business of GRC International and its Subsidiaries and own the assets and properties of GRC International and its subsidiaries, (vi) impose any material limitations on the ability of AT&T, the Purchaser or any of their respective subsidiaries or affiliates effectively to control the business or operations of GRC International, AT&T, the Purchaser or any of their respective subsidiaries or affiliates, or (vii) otherwise materially adversely affect AT&T, the Purchaser, GRC International or any of their respective subsidiaries or affiliates, or their business, assets, liabilities, condition (financial or otherwise) or results of operations, or the value of the Shares; or

          (y) there shall have been instituted or pending any action, proceeding or counterclaim by any Governmental Entity, challenging the making of the Offer or the acquisition by the Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) in subclause (x) above; or

          (z) or there shall have been threatened any action, proceeding or counterclaim by any Governmental Entity, challenging the making of the Offer or the acquisition by the Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) in subclause (x) above that, in the good faith judgment of AT&T, has a reasonable probability of success.

          (b) the Merger Agreement shall have been terminated in accordance with its terms or any event shall have occurred which gives AT&T or the Purchaser the right to terminate the Merger Agreement or not consummate the Merger; or

          (c) since the date of the Merger Agreement there shall have occurred any event, change, effect or development that, individually or when considered together with any other event, change, effect or development, is or would be reasonably likely to be materially adverse to the business, results of operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities of GRC International and its subsidiaries, taken as a whole (a "Material Adverse Effect"); or

          (d) (i) the representations and warranties of GRC International set forth in Sections 4.2 (relating to the capitalization of GRC International), 4.3 (relating to GRC International's authority relative to the Merger Agreement), 4.4(a)(ii) (relating to violations of GRC International's certificate of incorporation and bylaws), 4.20 (relating to takeover statutes) or 4.21 (relating to Rights Plans) in the Merger Agreement shall not be true and correct in all material respects both when made and as of the date of determination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case any of such representations and warranties shall not be true and correct in all material respects as of such earlier date) or (ii) any of the other representations and warranties of GRC International set forth in the Merger Agreement (without giving effect to any explicit limitation as to "materiality" or "Material Adverse Effect" set forth therein) shall not be true and correct both when made and as of determination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be so true and correct does not have, and would not have, individually or when taken together with all such failures to be so true and correct, a Material Adverse Effect; or

          (e) GRC International shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of GRC International to be performed or complied with by it under the Merger Agreement; or

          (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States,

     (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions or (iv) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

          (g) the Board of Directors of GRC International or any committee thereof (i) shall have withdrawn, or modified or changed in a manner adverse to AT&T or the Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Merger Agreement or the transactions contemplated hereby, including the Offer or the Merger, (ii) recommended or approved an Acquisition Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon the request of AT&T, shall fail to reaffirm publicly and unconditionally its approval or recommendation of the Offer, the Merger Agreement or the Merger within ten days after AT&T's written request to do so under the circumstances described in Section 8.1(d)(i) (relating to the withdrawal of the Board's recommendation) of the Merger Agreement; or

          (h) any Person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act), other than AT&T, the Purchaser, or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange
     Act) of 25% or more of the Shares; provided that for purposes of this condition, none of Cilluffo Associates, L.P., Gerald McNichols, or their representative affiliates or any group of which any of them is a member, shall be deemed to have acquired 25% or more of the Shares solely by virtue of the execution, delivery or performance of the Stockholder Agreements;

which, in the judgment of AT&T or the Purchaser with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by AT&T or the Purchaser) giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time, in each case, in its sole discretion, subject to the terms of the Merger Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

     The Purchaser acknowledges that the SEC believes that (a) if the Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares and (b) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

     15.  LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

     Except as set forth in this Offer to Purchase, based on our review of publicly available filings by GRC International with the SEC and other information regarding GRC International, we are not aware of any licenses or regulatory permits that appear to be material to the business of GRC International and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Shares in the Offer. In addition, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described below under "State Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to GRC International's or its subsidiaries' businesses, or that certain parts of GRC International's, AT&T's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See Introduction and Section 14 for a description of the conditions to the Offer.

     State Takeover Laws. A number of states (including Delaware, where GRC International is incorporated) have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, we believe that those laws conflict with federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

     Antitrust. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to our acquisition of Shares in the Offer and the Merger.

     Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and have filed the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. We expect to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on or about February 28, 2000, and, in that event, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about March 14, 2000, unless earlier terminated by the FTC or the Antitrust

Division or we receive a request for additional information or documentary material prior to that time. If within the 15-calendar-day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from us, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of our substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR rules. After that time, the waiting period could be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although GRC International is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither GRC International's failure to make those filings nor a request made to GRC International from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares in the Offer and the Merger. At any time before or after our purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of AT&T, the Purchaser, GRC International or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

     Based upon an examination of publicly available information relating to the businesses in which GRC International is engaged, we believe that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, we cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

     16.  FEES AND EXPENSES.

     AT&T retained Lehman Brothers to render financial advisory services to AT&T concerning its acquisition of GRC International and to act as Dealer Manager in connection with the Offer, pursuant to which Lehman Brothers will receive customary fees upon consummation of the acquisition. AT&T has also agreed to indemnify Lehman Brothers against certain liabilities and expenses in connection with its engagement, including liabilities under the federal securities laws.

     Lehman Brothers has rendered various investment banking services and other advisory services to AT&T and its affiliates in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from AT&T and its affiliates. In the ordinary course of business, Lehman Brothers and its affiliates are engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, Lehman Brothers and its affiliates may hold positions, for their own account of customers, in equity, debt or other securities of AT&T or GRC International.

     We have retained Georgeson Shareholder Communications Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     In addition, we have retained EquiServe as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

     17.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 with respect to information concerning GRC International, except that copies will not be available at the regional offices of the SEC.

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

     Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of AT&T, the Purchaser, GRC International or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                LMN CORPORATION
February 22, 2000

                                   SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF AT&T AND THE PURCHASER

     DIRECTORS AND EXECUTIVE OFFICERS OF AT&T. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of AT&T. Unless otherwise indicated below each occupation set forth opposite each person refers to employment with AT&T. The business address of each such person is c/o AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412, and each such person is a citizen of the United States of America.

                                                             PRINCIPAL OCCUPATION AND
                                  NAME                     FIVE-YEAR EMPLOYMENT HISTORY
                          ---------------------  ------------------------------------------------
1.  DIRECTORS OF    AT&T  C. Michael Armstrong   Chairman and Chief Executive Officer, AT&T Corp.
                                                 since November 1997. Chairman and Chief
                                                 Executive Officer of Hughes Electronics
                                                 Corporation, a commercial electronics, space and
                                                 telecommunications company, 1992-1997. Hughes
                                                 Electronics Corporation, 200 North Sepulveda
                                                 Blvd., El Segundo, CA 90245-0956.
                          Kenneth T. Derr        Chairman of the Board, Retired, of Chevron
                                                 Corporation, an international oil company;
                                                 Chairman and Chief Executive Officer of Chevron
                                                 Corporation, 1989-1999. Chevron Corporation, 575
                                                 Market Street, San Francisco, CA 94105-2856.
                          M. Kathryn Eickhoff    President of Eickhoff Economics Incorporated, an
                                                 economics consulting company, since 1987.
                                                 Eickhoff Economics Incorporated, 510 LaGuardia
                                                 Place, 4th Floor, New York, NY 10012.
                          Walter Y. Elisha       Retired Chairman and Chief Executive Officer of
                                                 Springs Industries Inc., a textile manufacturing
                                                 company, 1981-1997; Chairman, 1983-1998. Springs
                                                 Industries, Inc., 205 N. White St., Fort Mill,
                                                 SC 29715. Phone: 803-547-1500.
                          George M. C. Fisher    Chairman of the Board, Eastman Kodak Company, an
                                                 international oil company, Chairman and Chief
                                                 Executive Officer, 1993-1999. Eastman Kodak
                                                 Company, 343 State St., Rochester, NY 14650.
                          Donald V. Fites        Retired Chairman and Chief Executive Officer,
                                                 Caterpillar Inc., an equipment manufacturer,
                                                 Chairman and Chief Executive, 1990-1999.
                                                 Caterpillar Inc., 100 N.E. Adams Street, Peoria,
                                                 Illinois 61629.
                          Amos B. Hostetter,     Chairman of Pilot House Associates, LLC, an
                          Jr.                    investment firm, since 1997. Pilot House
                                                 Associates, the Pilot House, Lewis Wharf,
                                                 Boston, MA 02110. Chief Executive Officer of
                                                 Media One Group, 1996-1997; Chairman and Chief
                                                 Executive Officer; 1980-1996. MediaOne Group,
                                                 Inc., 188 Inverness Dr. West, Englewood, CO
                                                 80112.
                          Ralph S. Larsen        Chairman and Chief Executive Officer of Johnson
                                                 & Johnson, a pharmaceutical, medical and
                                                 consumer products company, since 1989. Johnson &
                                                 Johnson, 1 Johnson & Johnson Plaza, New
                                                 Brunswick, NJ 08933.

                                                             PRINCIPAL OCCUPATION AND
                                  NAME                     FIVE-YEAR EMPLOYMENT HISTORY
                          ---------------------  ------------------------------------------------
                          John C. Malone         Chairman of Liberty Media Group, a cable
                                                 programming company, since 1990. Former Chairman
                                                 1996-1999, Chief Executive Officer 1994-1999,
                                                 and President 1994-1997 of Tele-Communications,
                                                 Inc. Liberty Media Group, 9197 S. Peoria St.,
                                                 Englewood, CO 80112.
                          Donald F. McHenry      President of IRC Group, LLC, an international
                                                 relations consulting company, since 1981. The
                                                 IRC Group, LLC, 1320 19th Street NW, Suite 410,
                                                 Washington, D.C., 20036.
                          Michael I. Sovern      President Emeritus and Chancellor, Kent
                                                 Professor of Law at Columbia University.
                                                 President 1980-1993. Columbia University, 435
                                                 West 116th Street, Box B20, New York, New York,
                                                 10027.
                          Sandford I. Weill      Chairman and Chief Executive Officer of
                                                 Travelers Group, a financial services company,
                                                 and its predecessor, Commercial Credit Company,
                                                 1986-1998. Citigroup, Inc., 153 East 153rd
                                                 Street, New York, New York, 10043.
                          Thomas H. Wyman        Senior Advisor of SBC Warburg Inc., 1996-1997,
                                                 an investment banking firm, Chairman of
                                                 S.G.Warburg & Co. Inc., 1992-1996, and Vice
                                                 Chairman of S.G. Warburg Group plc, 1993-1995,
                                                 Chairman of UB Investments US Inc., 1989-1996.
                                                 SBC Warburg, 1 High Timber St., London EC4V 3SB
                                                 UK.
                          John D. Zeglis         Chairman and Chief Executive Officer of AT&T
                                                 Wireless Group since December 1999, President,
                                                 AT&T Corp. since November 1997; Vice Chairman of
                                                 AT&T Corp., June -- Nov. 1997, General Counsel
                                                 and Senior Executive Vice President, 1996-1997,
                                                 Senior Vice President and General Counsel,
                                                 1986-1996.

                                                                                                       DATE
                                                                                                      BECAME
                                                                                                     EXECUTIVE
                                  NAME                            PRESENT TITLE                       OFFICER
                          ---------------------  ------------------------------------------------    ---------
2.  EXECUTIVE OFFICERS    C. Michael Armstrong   Chairman of the Board and Chief Executive           10-97
     OF AT&T                                     Officer
                          Harold W. Burlingame   Executive Vice President, Merger & Joint Venture    9-86
                                                 Integration
                          James W. Cicconi       General Counsel and Executive Vice President,       12-98
                                                 Law & Government Affairs
                          Mirian Graddick        Executive Vice President, Human Resources           3-99
                          Daniel R. Hesse        Executive Vice President, and President & CEO,      5-97
                                                 AT&T Wireless Services
                          Frank Ianna            Executive Vice President, and President, AT&T       3-97
                                                 Network Services
                          Michael G. Keith       Executive Vice President, AT&T Wireless Group       12-98
                          Richard J. Martin      Executive Vice President, Public Relations and      11-97
                                                 Employee Communication
                          David C. Nagel         President, AT&T Labs & Chief Technology Officer     3-97
                          Charles H. Noski       Senior Executive Vice President and Chief           12-99
                                                 Financial Officer
                          John C. Petrillo       Executive Vice President, Corporate                 1-96
                                                 Strategy and Business Development
                          Richard Roscitt        Executive Vice President and President AT&T         9-97
                                                 Business Services
                          Daniel E. Somers       President and CEO -- AT&T Broadband                 5-97
                          John D. Zeglis**       President, AT&T; Chief Executive Officer, AT&T      9-86
                                                 Wireless Group

---------------

     All of the above executive officers have held high-level managerial positions with AT&T or its Affiliates for more than the past five years, except Messrs. Armstrong, Cicconi, Nagel, Noski and Somers.

     Prior to joining AT&T in October 1997, Mr. Armstrong was Chairman and Chief Executive Officer of Hughes Electronics Corporation, a commercial electronics, space and telecommunications company, located at 200 Sepulveda Blvd., El Segundo, California, 90245-0956.

     Prior to joining AT&T in September 1998 Mr. Cicconi was a Partner at the law firm of Akin, Gump, Strauss, Hauer and Field, 1333 New Hampshire Avenue N.W., Suite 400, Washington, D.C., 20036, from 1991.

     Prior to joining AT&T in April 1996, Mr. Nagel was with Apple Computer, Inc., a computer manufacturing firm, located at 1 Infinite Loop, Cupertino, California, 95014, where he served as Senior Vice President from 1995 and General Manager from 1988 through 1995.

     Prior to joining AT&T in May 1997, Mr. Somers was Chairman and CEO for Bell Cablemedia, PLC, a cable TV and cable telephone company, Bell Cablemedia, PLC, Bell Cablemedia House, 5 Limeharbour, London, England E14 9TY, for two years and, from 1992 to 1995, Mr. Somers was Executive Vice President and CFO for Bell Canada International, an international telecommunications firm with operations in Latin America and the Asia Pacific region. Bell Canada International Inc., 1000, Rue de La Gauchetiere Ouest, Ste. 1100, Montreal, Quebec, H3B 4Y8, Canada.

     Prior to joining AT&T in December 1999, Mr. Noski served as President and Chief Operating Officer of Hughes Electronics Corporation, a commercial electronics, space and telecommunications company, located at 200 Sepulveda Blvd, El Segundo, California, 90245-0956, from 1997-1999. He served as Vice

Chairman and CFO for that company from 1996 through 1997 and as Corporate Senior Vice President and CFO from 1992.

     DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser.

                                                                                PRINCIPAL OCCUPATION AND
                                              NAME                            FIVE-YEAR EMPLOYMENT HISTORY
                                 -------------------------------    ------------------------------------------------
1.  DIRECTORS AND EXECUTIVE      Mary Jane McKeever                 President, AT&T Government Markets, since 1997;
     OFFICERS OF THE PURCHASER   President and sole Director        previously Vice President, AT&T Business
                                                                    Development and Corporate Strategy during 1997;
                                                                    Vice President and General Manager, AT&T Skynet
                                                                    Service.
                                                                    AT&T Government Markets, 2020 K Street,
                                                                    Washington, D.C., 20006-1817.

                                 Gary A. Swenson                    General Attorney, AT&T Corp.
                                 Secretary
                                                                    AT&T Corp., 295 North Maple Avenue, Basking
                                                                    Ridge, New Jersey, 07920.

                                 Raymond E. Liguori                 Financial Vice President, AT&T Corp., since
                                 Treasurer                          April 1999. AT&T Corp., 295 North Maple Avenue,
                                                                    Basking Ridge, New Jersey, 07920. Prior to
                                                                    joining AT&T, Mr. Liguori was First Vice
                                                                    President -- Latin America Equity Analyst, for
                                                                    Merrill Lynch & Co., Inc., a securities firm,
                                                                    Merrill Lynch & Co., World Financial Center,
                                                                    South Tower, New York, New York.

     Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of GRC International or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                                   EQUISERVE

           By Mail:                        By Hand:                  By Overnight Courier:
           EquiServe            Securities Transfer & Reporting            EquiServe
    Attn: Corporate Actions              Services Inc.              Attn: Corporate Actions
         P.O. Box 8029                   c/o EquiServe                 150 Royall Street
     Boston, MA 02266-8029       100 Williams Street, Galleria         Canton, MA 02021
                                      New York, NY 10038
    Facsimile Transmission:                                        Telephone to Confirm Fax:
       (781) 575-2232 or                                               (781) 575-2775 or
        (781) 575-2233                                                  (781) 575-3417

     You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials from the Information Agent as set forth below and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          [Georgeson Shareholder logo]

                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS

                          Three World Financial Center
                                200 Vesey Street
                            New York, New York 10285
                 Call Collect: (212) 526-9611 or (212) 526-2660